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                                                                      EXHIBIT 12

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                             SIGA TECHNOLOGIES, INC.

                          COMMON STOCK PURCHASE WARRANT

          1. ISSUANCE; CERTAIN DEFINITIONS. In consideration of good and valuable consideration, the receipt of which is hereby acknowledged by SIGA TECHNOLOGIES, INC., a Delaware corporation (the "Company"), HOWARD GITTIS or registered assigns (the "Holder") is hereby granted the right to purchase at any time until 5:00 P.M., New York City time, on August 31, 2008, (the "Expiration Date"), Thirty-four Thousand Nintey-one (34,091) fully paid and nonassessable shares of the Company's Common Stock, $.0001 par value per share (the "Common Stock"), at an initial exercise price per share (the "Exercise Price") of $3.552 per share, subject to further adjustment as set forth herein. This Warrant is being issued pursuant to the terms of that certain Common Stock and Warrant Purchase Agreement, dated as of August 31, 2001 (the "Agreement"), to which the Company and Holder (or Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

          2.    EXERCISE OF WARRANTS.

                2.1 GENERAL. This Warrant is exercisable in whole or in part at any time and from time to time. Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by facsimile transmission as provided in Section 8 hereof) a completed and duly executed Notice of Exercise (substantially in the form attached to this Warrant Certificate) as provided in this paragraph. The date such Notice of Exercise is faxed to the Company shall be the "Exercise Date," provided that, if this Warrant has been fully exercised, the Holder of this Warrant tenders this Warrant Certificate to the Company within five (5) business days thereafter. The Notice of Exercise shall be executed by the Holder of this Warrant and shall indicate the number of shares then, being purchased pursuant to such exercise. Upon surrender of this Warrant Certificate, if relevant, with, together with appropriate payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. The Exercise Price per share of Common Stock for the shares then being exercised shall be payable in cash or by certified or official bank check or wire transfer. The Holder shall be deemed

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to be the holder of the shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date.

                2.2 LIMITATION ON EXERCISE. Notwithstanding the provisions of this Warrant, the Agreement or of the other Transaction Agreements, in no event (except (i) as specifically provided in this Warrant as an exception to this provision, (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock, or (iii) at the Holder's option, on at least sixty-five (65) days' advance written notice from the Holder) shall the Holder be entitled to exercise this Warrant, or shall the Company have the obligation to issue shares upon such exercise of all or any portion of this Warrant (and the Company shall not have the right to require a Mandatory Exercise, as defined below), to the extent that, after such exercise the sum of
(1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Warrants), and (2) the number of shares of Common Stock issuable upon the exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such exercise). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (1) of such sentence. The Holder, by its acceptance of this Warrant, further agrees that if the Holder transfers or assigns any of the Warrants to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section 2.2 as if such transferee or assignee were the original Holder hereof.

                2.3    MANDATORY EXERCISE.

          (a) COMPANY'S RIGHT TO ISSUE MANDATORY EXERCISE NOTICE. Subject to the terms of this Section 2.3, at its option, the Company may, by written notice (a "Mandatory Exercise Notice") given to the Holder, accelerate the Expiration Date for all or a portion of the then unexercised shares covered by this Warrant to a date (the "Mandatory Expiration Date") which is at least fifteen (15) business days after the date the Mandatory Exercise Notice is given. The exercise of the Warrant contemplated by the Mandatory Exercise Notice is referred to as the "Mandatory Exercise." The number of shares specified in the Mandatory Exercise Notice is referred to as the "Mandatory Exercise Shares." The Company may issue a Mandatory Exercise Notice if, and only if, all of the following requirements are met:

                       (i) REGISTRATION STATEMENT AVAILABLE. The Registration Statement must have been effective and available for the resale of all of the shares of Common Stock issuable upon the Mandatory Exercise at all times during the ten (10) consecutive trading days ending on the trading day immediately before the Company issues a Mandatory Exercise Notice (such ten trading days, the "Mandatory Period") and at all

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     times from the issuance of the Mandatory Exercise Notice through and including the Mandatory Expiration Date.

                       (ii) REQUIRED COMMON STOCK MARKET PRICE. The Closing Bid Price of the Common Stock for each trading day of the Mandatory Period shall be at least $5.25 (adjusted to take into account any stock split effected after the Closing Date).

                       (iii) REQUIRED COMMON STOCK VOLUME. The average trading volume of the Common Stock during the Mandatory Period shall be at least 100,000 shares per trading day (adjusted to take into account any stock split effected after the Closing Date, except that with respect to a reverse stock split, the adjustment shall not be greater than a ratio of 1:4).

                       (iv) CONVERSION LIMITATION. Neither the Mandatory Exercise Shares nor the exercise of the Warrant contemplated by the Mandatory Exercise Notice shall be inconsistent with the provisions of
     Section 2.2 hereof, which provisions shall apply to Mandatory Exercise. If the Mandatory Exercise Notice provides for a number of Mandatory Exercise Shares which exceeds the number contemplated by Section 2.2, such Mandatory Exercise Notice shall be deemed automatically adjusted and revised to refer only to the maximum number of shares contemplated by said Section 2.2.

          (b) HOLDER'S EXERCISE. Upon the proper issuance of a Mandatory Exercise Notice, the Holder may, on or before the Mandatory Expiration Date, exercise this Warrant for all or any of the Mandatory Exercise Shares at the Exercise Price. The Mandatory Exercise Shares as to which the Holder does not exercise this Warrant on or before the Mandatory Expiration Date are referred to as the "Unexercised Shares." To the extent the Holder does not exercise this Warrant with respect to any Unexercised Shares, the Holder's rights under this Warrant with respect to the Unexercised Shares shall expire as of the close of business on the Mandatory Expiration Date.

          3. RESERVATION OF SHARES. The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required, for issuance upon exercise of this Warrant (the "Warrant Shares").

          4. MUTILATION OR LOSS OF WARRANT. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

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          5.    RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

          6.    PROTECTION AGAINST DILUTION AND OTHER ADJUSTMENTS.

                6.1 ADJUSTMENT MECHANISM. If an adjustment of the Exercise Price is required pursuant to this Section 6, the Holder shall be entitled to purchase such number of additional shares of Common Stock as will cause (i) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant, multiplied by (ii) the adjusted Exercise Price per share, to equal (iii) the dollar amount of the total number of shares of Common Stock Holder is entitled to purchase before adjustment multiplied by the total Exercise Price before adjustment.

                6.2 CAPITAL ADJUSTMENTS. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company, the provisions of this Section 6 shall be applied as if such capital adjustment event had occurred immediately prior to the date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights.

                6.3 ADJUSTMENT FOR SPIN OFF. If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then

          (a) the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's unexercised Warrants outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Warrants") been exercised as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by
(y) a fraction, of which (I) the numerator is the amount of the Outstanding Warrants then being exercised, and (II) the denominator is the amount of the Outstanding Warrants; and

          (b) the Exercise Price on the Outstanding Warrants shall be adjusted immediately after consummation of the Spin Off by multiplying the Exercise Price by a

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fraction (if, but only if, such fraction is less than 1.0), the numerator of which is the average Closing Bid Price of the Common Stock for the five (5) trading days immediately following the fifth trading day after the Record Date, and the denominator of which is the average Closing Bid Price of the Common Stock on the five (5) trading days immediately preceding the Record Date; and such adjusted Exercise Price shall be deemed to be the Exercise Price with respect to the Outstanding Warrants after the Record Date.

          7.    TRANSFER TO COMPLY WITH THE SECURITIES ACT; REGISTRATION RIGHTS.

                7.1 TRANSFER. This Warrant has not been registered under the Securities Act of 1933, as amended, (the "Act") and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

                7.2    REGISTRATION RIGHTS.

          (a) Reference is made to the Registration Rights Agreement. The Company's obligations under the Registration Rights Agreement and the other terms and conditions thereof with respect to the Warrant Shares, including, but not necessarily limited to, the Company's commitment to file a registration statement including the Warrant Shares, to have the registration of the Warrant Shares completed and effective, and to maintain such registration, are incorporated herein by reference.

          (b) Reference is made to Section 4(d) of the Agreement regarding piggy-back registration rights covering, among other things, the Warrant Shares. The terms and conditions of said Section 4(d) are incorporated herein by reference.

          8. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, two days after the date of deposit in the United States mails, as follows:

          (i)   if to the Company, to;

                SIGA TECHNOLOGIES, INC.
                420 Lexington Avenue, Suite 620
                New York, NY 10170

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                ATTN: Thomas Konatich
                Telephone No.: (212) 672-9100
                Facsimile No.: (212) 697-3130

                with a copy to:

                Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                590 Madison Avenue
                New York, New York 10022
                ATTN: Jeffrey J. Fessler, Esq.
                Telephone No.: (212) 872-1000
                Facsimile No.: (212) 872-1002

          (ii)  if to the Holder, to:

                Howard Gittis
                c/o 35 East 62 St.
                New York, NY 10021
                Telephone No.:  (     )    -
                Telecopier No.: (     )    -

                with a copy to:

                Krieger & Prager LLP, Esqs.
                39 Broadway
                Suite 1440
                New York, NY 10006
                Attn: Ronald Nussbaum, Esq.
                Telephone No.:  (212) 363-2900
                Telecopier No.: (212) 363-2999

Any party may be notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

          9. SUPPLEMENTS AND AMENDMENTS; WHOLE AGREEMENT. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

          10. GOVERNING LAW. This Warrant shall be deemed to be a contract made under the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including

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any objection based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements.

          11. COUNTERPARTS. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          12. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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     IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the
31st day of August, 2001.


                                  SIGA TECHNOLOGIES, INC.

                                  By: /s/ Thomas N. Konatich
                                      -------------------------

                                  Thomas N. Konatich
                                  -----------------------------
                                  (Print Name)

                                  VP/CFO
                                  -----------------------------
                                  (Title)

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                          NOTICE OF EXERCISE OF WARRANT

     The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant Certificate dated as of _________________, ___, to purchase ___________ shares of the Common Stock, $.0001 par value, of SIGA TECHNOLOGIES, INC. and tenders herewith payment in accordance with Section 1 of said Common Stock Purchase Warrant.

     It is the intention of the Holder to comply with the provisions of Section
2.2 of the Warrant regarding certain limits on the Holder's right to exercise thereunder. Based on the analysis on the attached Worksheet Schedule, the Holder believe this exercise complies with the provisions of said Section 2.2. Nonetheless, to the extent that, pursuant to the exercise effected hereby, the Holder would have more shares than permitted under said Section, this notice should be amended and revised, ab initio, to refer to the exercise which would result in the issuance of shares consistent with such provision. Any exercise above such amount is hereby deemed void and revoked.

     Please deliver the stock certificate to:


Dated:
       ----------------------------


-----------------------------------

[Name of Holder]

By:
    -------------------------------

/ / CASH:                                               $_________________

                                                                         8/27/01

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                          NOTICE OF EXERCISE OF WARRANT

                               WORKSHEET SCHEDULE

1. Current Common Stock holdings of Holder and Affiliates             __________

2. Shares to be issued on current exercise                            __________

3. Other shares eligible to be acquired without restriction           __________

4. Total [sum of Lines 1 through 3]                                   __________

5. Outstanding shares of Common Stock                                 __________

6. Adjustments to Outstanding                                         __________

      a. Shares from Line 1 not included in Line 5          __________

      b. Shares to be issued per Line 2                     __________

      c. Total Adjustments [Lines 6a and 6b]                          __________

7. Total Adjusted Outstanding [Lines 5 plus 6c]                       __________

8. Holder's Percentage (Line 4 divided by Line 7]                     _____%

[Note: Line 8 not to be above 9.99%]